EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1, as amended, of our report dated December 4, 2009, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the consolidated financial statements for the years ended December 31, 2008 and 2007 and for the period from March 22, 1993 (inception) through December 31, 2008 included in the Annual Report on Form 10-K, as amended, of CRC Crystal Research Corporation for the year ended December 31, 2008.  We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
Houston, Texas
December 21, 2009